Exhibit 10.4

RETIREMENT AGREEMENT AND RELEASE

Retirement Agreement and Release (the “Agreement”) by and between JBG SMITH Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), with its principal offices in Bethesda, Maryland and David P. Paul (the “Executive”).

Recitals

The Executive is employed by the Company in the position of President and Chief Operating Officer, pursuant to that certain Second Amended and Restated Employment Agreement, dated February 18, 2021, by and between the Company and Executive (the “Second Amended Employment Agreement”); and

The Company and Executive have agreed upon a mutual separation of Executive’s employment and desire to set forth their agreement concerning the terms and conditions of the Executive's separation, including the precise nature and amount of compensation to be provided to Executive and any other rights and obligations of the Company and Executive following Executive’s separation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.Retirement and Separation of Executive.

(a)Executive shall retire (by mutual agreement) and separate from employment with the Company as of February 3, 2023 (the “Retirement Date”) and shall take all necessary and appropriate actions to resign his position as President and Chief Operating Officer of the Company effective as of the Retirement Date; provided, however, that, from and after December 31, 2022, (i) Executive’s title shall be Senior Advisor, and

(ii) Executive shall no longer serve as a member of the Company’s Executive Committee. Executive's termination of employment shall be considered a Retirement by Executive for purposes of the applicable Equity Award Agreements between the Company and Executive. For the avoidance of doubt, the Company hereby waives the notice requirement contained in the Second Amended Employment Agreement.

(b)For a six-month period following the Retirement Date (the “Transition Period”), Executive shall provide strategic advice to the Company regarding transition of his responsibilities and duties (the “Services”). In consideration of the provision of such Services, (a) the Company will pay Executive a monthly fee of $10,000, and (b) the portion of the time-based equity awards granted to Executive on November 12, 2018 not vested on the Retirement Date (the “In-Flight Awards”) will continue to vest during the Transition Period and, upon successful completion of the Transition Period or earlier termination thereof by the Company for any reason, any remaining unvested In- Flight Awards will continue to vest in in accordance with the applicable Equity Award Agreement (as defined herein).

2.Accrued Benefits. Executive shall be entitled to the payments and benefits provided in Section 8(a) of the Employment Agreement, whether or not he chooses to execute this Agreement.

Exhibit 10.4

3.Separation Benefits. In consideration of Executive's agreements hereunder, the Company agrees to pay or provide to Executive (subject to the terms and conditions set forth in this Agreement), the benefits described in this Section 3.

(a)Annual Bonus.  Executive shall be paid his Annual Bonus (as defined in the Second Amended Employment Agreement) earned in calendar year 2022 based on actual performance and subject to adjustment in accordance with the Company’s 2022 Executive Short-Term Incentive Compensation Plan. Executive’s Annual Bonus shall be paid at the time bonuses are paid to employees of the Company in calendar year 2023, but in no event later than February 28, 2023.

(b)Vesting of JBG SMITH Properties LP (the “OP”) Equity on and after Retirement Date. All outstanding equity awards (including long-term incentive plan units issued pursuant to any Performance LTIP Unit Agreements, Restricted LTIP Unit Agreements and Formation Unit Agreements (collectively, the “Equity Award Agreements”) by and between Executive, Company and the OP (collectively, “LTIP Units”)) held by Executive, in each case, that are unvested as of the Retirement Date shall remain outstanding following the Retirement Date without requiring Executive's continued employment by the Company; provided, however, that (i) upon his death or Disability (as defined in the Second Amended Employment Agreement), then any equity awards that are unvested as of such date shall become immediately fully vested and non-forfeitable, (ii) in the case of performance-based LTIP Units, such LTIP Units shall remain outstanding and eligible to become earned pursuant to Section 4(b) of the applicable Equity Award Agreements, and the completed performance measurements associated with any such LTIP Units shall be provided to Executive upon completion, and (iii) in the case of time-based LTIP Units other than the In-Flight Awards, such LTIP Units shall fully vest as of the Retirement Date pursuant to Section 4(b) of the applicable Equity Award Agreements. The provisions of this Section 3(b) shall constitute an amendment of (w) each Formation Unit Agreement pursuant to which initial formation units (“Formation Units”) awarded to Executive are unvested as of the Retirement Date, (x) each Restricted Unit Agreement pursuant to which LTIP Units awarded to Executive are unvested as of the Retirement Date, (y) each Performance LTIP Unit Agreement pursuant to which performance-based LTIP Units awarded to Executive are unvested as of the Retirement Date, and (z) each Appreciation-Only LTIP Unit Agreement pursuant to which performance-based LTIP Units awarded to Executive are unvested as of the Retirement Date. Notwithstanding the foregoing, Executive and Company acknowledge and agree that the foregoing provisions of this Section 3(b) shall not operate to reverse the forfeiture by Executive prior to the Termination Date of those certain performance-based LTIP Units granted to Executive on November 12, 2018 and January 10, 2019 (the “Forfeited Awards”) and that, solely with respect to such forfeited performance-based LTIP Units, the Executive’s termination shall not be deemed a Qualified Termination pursuant to Section 4(d) of the Performance LTIP Unit Agreements governing such Forfeited Awards.

(c)Vested Formation Units and LTIPs. Any Formation Units issued to Executive shall remain convertible into LTIP Units until the tenth (10th) anniversary of the grant date, and, for the avoidance of doubt, any vested and, if applicable, earned LTIP Units held by Executive shall remain exchangeable for common partnership units in accordance with the provisions of the Second Amended and Restated Partnership Agreement of the OP, as amended.

(d)Medical Benefits. The Company shall provide Executive medical insurance coverage substantially identical to that provided to other senior executives of

Exhibit 10.4

the Company (which may be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act) for 18 months following the Retirement Date; provided however, that if this agreement to provide medical benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

4.No Other Payments or Benefits. Executive acknowledges that, other than the payments and benefits expressly set forth in this Agreement, he is not entitled to any other payments or benefits from the Company on account of his termination of employment.

5.Second Amended Employment Agreement. The Second Amended Employment Agreement shall terminate as of the Retirement Date, provided, however, that

(i) the provisions in Sections 11 (Confidential Information, Ownership of Documents; Non- Competition; Non-Solicitation) and 12 (Indemnification) of the Employment Agreement shall continue in full force and effect following the Retirement Date in accordance with their terms, and (ii), for the avoidance of doubt, the calculation of the time periods set forth in Section 11(c) of the Employment Agreement shall begin on the Retirement Date. For the avoidance of doubt, the Company acknowledges and agrees that each of (a) Executive’s service on the board of trustees/directors of any public company and (b) Executive’s minority, passive investment through third-party managers in real estate in the Washington DC metro area shall not be deemed to violate either this Agreement or Section 11 of the Second Amended Employment Agreement.

6.Return of Company Property. Executive represents and warrants that he will return all property of the Company in whatever form retained, including any copies thereof, in the possession of or under the control of Executive, all of which shall be delivered to the Company’s Chief Legal Officer on the Retirement Date.

7.General Release.

(a)Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, members, employees, agents and representatives of each of the foregoing (collectively, the “Released Parties”), from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Executive (or Executive’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Agreement arising under or in connection with Executive’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of

Exhibit 10.4

any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages. In addition, in consideration of the provisions of this Agreement, Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Executive’s favor as of the Effective Date.

(b)Surviving Claims. Notwithstanding anything herein to the contrary, this Agreement shall not:

(i)	release any Claims for payment of amounts payable under the Agreement;

(ii)	release any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested in accordance with the terms of such plans;

(iii)release any Claim that may not lawfully be waived;

(iv)	release any Claim for indemnification and D&O insurance in accordance with the Employment Agreement and with applicable laws and the corporate governance documents of the Company; or

(v)	prohibit Executive from reporting possible violations of federal law or regulation or making other disclosures that are protected under (or claiming any award under) the whistleblower provisions of federal law or regulation.

(c)Additional Representations. Executive further represents and warrants that Executive has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party, nor has Executive assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

(d)Acknowledgements by Executive. Executive further acknowledges and agrees that this Section 7 does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date; and Executive acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date; and Executive is entering into this Agreement and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive.

8.Cooperation With Investigations and Litigation. Executive agrees, upon the Company’s request and subject to Executive’s availability in light of his personal and professional  commitments,  to  reasonably  cooperate  with  the  Company  in  any

Exhibit 10.4

investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Executive’s tenure with the Company, including making himself reasonably available to consult with Company counsel, to provide information and to give testimony. Company will reimburse Executive for reasonable documented out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement. Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising any rights protected by law or restrict or limit the Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

9.Non-Disparagement. Executive agrees not to criticize or disparage any of the Released Parties orally or in writing to any person or entity, and Company similarly agrees that no member of Company’s Executive Committee shall criticize or disparage Executive orally or in writing to any person or entity.

10.Governing Law. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the law of the State of Maryland applicable to contracts made and to be performed entirely within that state.

11.Severability. If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Agreement shall remain in full force and effect.

12.Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

13.Review; Revocation. Executive is hereby advised to consult with an attorney before executing this Agreement. Executive acknowledges that he has at least 21 days within which to consider the Agreement, but Executive can execute the Agreement at any time prior to the expiration of such review period; and Executive is aware that this Agreement shall become null and void if he revokes his acceptance of this Agreement within seven (7) days following the date of execution of this Agreement. Executive may revoke this Agreement at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Agreement no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Agreement. This Agreement will not become effective until the date on which that seven (7) day revocation period expires (the “Effective Date”). Executive agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Agreement.

Exhibit 10.4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below.

COMPANY:EXECUTIVE:

JBG SMITH PROPERTIES, a Maryland real estate investment trust

By:/s/ Steven A. Museles/s/ David P. Paul

Name: Steven A. MuselesDavid P. Paul

Title: Chief Legal Officer and Secretary

Date: July 29, 2022Date: July 29, 2022